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                                                                    Exhibit 23.2



                         Consent of Independent Auditors


  The Board of Directors
  Horizon Organic Holding Corporation:

  We consent to incorporation by reference in the registration statement on Form S-8 dated May 25, 2000 of Horizon Organic Holding Corporation of our report dated March 7, 2000, relating to the consolidated balance sheets of Horizon Organic Holding Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Horizon Organic Holding Corporation.



                                     KPMG LLP


  Boulder, Colorado
  May 25, 2000